Exhibit 99.1

Press Release

Federated Investors, Inc., Transitions Mutual Fund Transfer Agency Services to Boston Financial Data Services

(July 1, 2004—Pittsburgh, PA) Federated Investors, Inc. (NYSE: FII) announced today that it has completed the transition of its mutual fund transfer agency business to Boston Financial Data Services, a leading service provider to the mutual fund industry.

On July 1, 2004, Boston Financial began to provide management and execution of trade-processing functions related to Federated’s mutual funds. The transition of these trade-processing services to Boston Financial will benefit both Federated and its mutual fund shareholders.

“Federated’s funds and their investors benefit from the focused expertise Boston Financial provides as a world-class transfer agent. Further, this arrangement allows Federated to concentrate on our core competencies—providing competitive investment results, powerful product distribution and top-quality customer service,” said J. Christopher Donahue, president and CEO of Federated Investors, Inc.

Boston Financial provides transfer agency services to 145 fund companies and represents more than 5,500 funds and 21.5 million investors. Today, as a part of the migration of Federated’s trade-processing business to Boston Financial, approximately 200 Boston-based Federated employees joined the Boston Financial team.

The arrangement with Boston Financial enables Federated’s Pittsburgh-based customer service team to focus on customer care for Federated fund shareholders and approximately 5,900 intermediary and institutional clients. Additionally, Federated will have a core group of employees to act as liaison with Boston Financial. The transfer-agency liaison group will be charged with providing enhanced risk management and will help to ensure continuous, high-quality service through the transition period and beyond.

As a result of the transition of the trade-processing functions to Boston Financial, Federated’s financial results will record this transaction and prior related activities as discontinued operations. Federated estimates that income from discontinued operations, net of tax, will approximate $0.01 to $0.02 per share for the first half of 2004.

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Contacts:

MEDIA	MEDIA	ANALYSTS
Meghan McAndrew	Anne Cumberledge	Ray Hanley
(412) 288-8103	(412) 288-7538	(412) 288-1920
mmcandrew@federatedinv.com	acumberledge@federatedinv.com	rhanley@federatedinv.com

Federated Transitions Transfer Agency Services

July 1, 2004

Federated Investors, Inc. (NYSE: FII) is one of the largest investment managers in the United States, managing $194 billion in assets as of March 31, 2004. With 136 mutual funds and various separately managed account options, Federated provides comprehensive investment management to more than 5,900 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. For more information, visit www.federatedinvestors.com.

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